FOR IMMEDIATE RELEASE
For more information, call:
Dominick Golio
Chief Financial Officer
1-856-206-4000
dgolio@medquist.com

MedQuist Reports Third Quarter 2010 Results

Mount Laurel, N.J., November 11, 2010 — MedQuist Inc., (NASDAQ: MEDQ) a leading provider of integrated clinical documentation solutions for the U.S. healthcare industry announced its financial results for the third quarter ended September 30, 2010.

Third Quarter Highlights:

•	Revenue increased by 34.0% to $102.9 million compared to $76.8 million for the same quarter in the prior year due primarily to the incremental volumes of the acquired Spheris operations

•	Realized third quarter cost savings from the Spheris acquisition of $4.0 million and on track to achieve $7.0 million for fourth quarter, or annualized savings of $28.0 million

•	Adjusted EBITDA increased 56.8% to $21.5 million, or 20.9% of net revenues versus 17.8% for the same quarter in the prior year, reflecting the benefits of realized synergies from the Spheris acquisition, increased technology utilization, and expanded offshore production. (For more information regarding Adjusted EBITDA and our use of this non-GAAP financial measure, please refer to the section titled “Use of non-GAAP Financial Information”).

•	This is the first quarter reflecting the full impact of the results of Spheris, acquired April 22, 2010

“We are pleased with our operating performance for the third quarter of 2010,” said CEO Peter Masanotti. “Our net revenues increased 34.0% during the third quarter compared to the same period in the prior year, due largely to third quarter of 2010 being the first full quarter that included the impact of the Spheris acquisition. Historical Spheris volumes had been declining prior to our acquisition of this business, and although we believe we have stabilized these volumes, the carryover impact of historical losses may impact us in future periods. Our increases in revenues were partially offset by the impact of pricing and lower non-core maintenance service revenues.

We increased Adjusted EBITDA by 56.8% over the prior year same quarter despite an increasingly competitive market environment as the Spheris acquisition helped expand our customer base and provided continuing opportunities to realize operating efficiencies. We continue to see improvements to our operating margins as a result of efficiencies gained through use of our speech recognition technologies and expanded use of offshore labor. We are also pleased with the results of integration efforts from the Spheris acquisition and expect that the majority of the synergies associated with this acquisition will be realized by mid-year 2011.”
Third Quarter Results

Net revenues increased $26.1 million, or 34.0%, to $102.9 million for the three months ended September 30, 2010 compared with $76.8 million for the three months ended September 30, 2009. The acquisition of Spheris contributed $32.8 million in net revenues for the three months ended September 30, 2010 versus the same period in the prior year. This increase was offset by a decrease in legacy maintenance services revenues which were $4.1 million and $5.1 million for the three months ended September 30, 2010 and 2009, respectively. Current year net revenues were also unfavorably impacted by effects of lower average pricing realized for our transcription services.

As a percentage of net revenues, cost of revenues decreased to 66.5% for the three months ended September 30, 2010 from 68.7% for the same period in 2009. This improvement was achieved through leveraging speech recognition technologies and increased offshore production as well as overhead savings realized as a result of the Spheris integration efforts. Our use of speech recognition technology increased from 59% of our volume in the third quarter of 2009 to 72% of our volume during the third quarter of 2010. Additionally, expanded utilization of our offshore resources enabled us to increase our offshore production from 21% of our volume to 34% of our volume over this same period.

Total operating costs and expenses increased by 30.5% to $89.6 million during the third quarter from $68.7 million in the prior year comparable period primarily due to the inclusion of incremental direct costs of revenues associated with the acquisition of Spheris and $0.8 million of acquisition related costs. Amortization expense increased by $1.9 million during the current year period versus the same comparable period in the prior year primarily due to amortization of acquired intangible assets associated with the acquisition of Spheris. Also included in the third quarter results were legal proceedings and settlement expenses and restructuring charges in the amounts of $0.6 million and $0.5 million, respectively.

Adjusted EBITDA for the third quarter of 2010 improved to 20.9% of net revenues versus 17.8% for the same period in the prior year. The Company’s improved operating performance during the third quarter of 2010 reflects substantial progress on operating initiatives related to leveraging technology and offshore production resources as well as the Company’s progress in successfully integrating the Spheris acquisition. The impact of cost savings and synergies which we have implemented since the Spheris acquisition are expected to yield $7.0 million of cost savings in the fourth quarter of 2010 representing an annualized savings of $28.0 million. Of these savings $4.0 million were realized during the quarter ended September 30, 2010.

Net income for the third quarter of 2010 was $9.0 million or $0.24 per diluted share compared to $9.7 million and $0.26 per diluted share reported in the prior year comparable period.

Year-To-Date Results

Net revenues increased $41.2 million, or 17.7%, to $274.4 million for the nine months ended September 30, 2010 compared with $233.3 million for the nine months ended September 30, 2009. The acquisition of Spheris contributed $58.2 million in net revenues for the nine months ended September 30, 2010 versus the same period in the prior year. This increase was offset by a decrease in legacy maintenance services revenues which were $12.9 million and $16.0 million for the nine months ended September 30, 2010 and 2009, respectively. Current year net revenues were also unfavorably impacted by effects of lower average pricing of transcription service revenues.

As a percentage of net revenues, cost of revenues decreased to 67.5% for the nine months ended September 30, 2010 from 67.7% for the same period in 2009. This improvement was achieved through leveraging speech recognition technologies and increased offshore production as well as overhead savings realized as a result of the Spheris integration efforts. The increase in cost of revenues versus the prior year period was primarily due to direct incremental costs associated with the incremental Spheris volumes as well as a nonrecurring $1.2 million credit during 2009 related to medical claims costs, which also impacted prior year margin percentages.

Total operating costs and expenses increased by 14.9% to $249.2 million for the nine-month period ended September 30, 2010 from $216.9 million in the prior year comparable period primarily due to the inclusion of incremental direct costs of revenues associated with the acquisition of Spheris and $6.5 million of acquisition related costs. Amortization expense increased by $3.7 million during the current year period versus the same comparable period in the prior year primarily due to amortization of acquired intangible assets associated with the acquisition of Spheris. Also included for the nine-month period ended September 30, 2010 were legal proceedings and settlement expenses and restructuring charges in the amount of $2.8 million and $1.4 million, respectively.

Adjusted EBITDA as a percentage of net revenues was 18.8% for the nine months ended September 30, 2010 versus 17.1% for the same prior year period. The Company’s improved operating performance during the nine months ended September 30, 2010 reflects substantial progress in operating initiatives related to leveraging technology and offshore production resources as well as the Company’s progress in successfully integrating the Spheris acquisition.

Net income for the nine-months ended September 30, 2010 was $17.2 million or $0.46 per diluted share compared to $17.4 million and $0.46 per diluted share for the prior year comparable period.

In addition, to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, MedQuist has provided Adjusted EBITDA data that is a non-GAAP financial measure. Adjusted EBITDA is Net income excluding taxes, interest, equity in income of an affiliated company, depreciation, amortization, cost of legal proceedings and settlements, acquisition related charges, restructuring charges and certain non-recurring accrual reversals.

Management believes that this non-GAAP financial measure used to manage the business may provide our investors with useful information in addition to the GAAP financial measures presented here. The tables attached to this press release include a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure and a description of why we believe the non-GAAP financial measure is useful to investors.

Subsequent Events

As previously announced, on October 14, 2010, the Company completed a refinancing program whereby the Company secured $310.0 million of financing, consisting of a $225.0 million senior secured credit facility, which includes a $200.0 million term loan and an undrawn $25.0 million revolving credit facility, and $85.0 million aggregate principal amount of senior subordinated notes. The proceeds were used to repay debt incurred related to prior acquisitions and to pay a special cash dividend of $4.70 per share of common stock to the Company’s shareholders.

In October 2010, MedQuist sold its ownership of A-Life Medical Inc. (“A-Life”) in return for cash consideration of $23.8 million. We anticipate recognition of a gain on the sale of approximately $9.6 million and to receive approximately $19.1 million of cash from the sale during November of 2010 and the residual during 2012. MedQuist’s investment in A-Life has been accounted for under the equity method and therefore the sale does not impact either revenues or Adjusted EBITDA. Upon receipt of our cash from the A-life sale, we expect to have approximately $40.0 million in cash and approximately $285.0 million in debt.

On October 18, 2010, CBaySystems Holdings Limited (“CBay Holdings”), the parent of CBay, Inc, the holder of 69.5% of the outstanding common stock of MedQuist, filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) relating to a proposed public offering of its common stock in the United States. CBay Holdings also filed a registration statement on Form S-4 with the SEC relating to a proposed exchange offer pursuant to which CBay Holdings expects to offer to exchange shares of CBay Holdings common stock for outstanding shares of MedQuist common stock. MedQuist will not be a party to the proposed exchange offer. On September 30, 2010, certain of MedQuist’s noncontrolling shareholders entered into an exchange agreement (the “MedQuist Exchange”) with CBay Holdings, pursuant to which those shareholders will receive 4.2459 CBay Holdings shares of common stock for each MedQuist share of common stock, subject to certain adjustments relating to the level of MedQuist’s net debt at closing of the MedQuist Exchange, and will enter into a stockholders agreement with CBay Holdings that, among other things, provides them with registration rights and contains provisions regarding their voting in the election of CBay Holdings’ directors. The closing under the MedQuist Exchange is conditioned upon the listing of CBay Holdings’ shares on the NASDAQ Stock Market the completion of the proposed public offering by CBay Holdings in the United States by January 31, 2011, the reincorporation of CBay Holdings as a Delaware corporation and other conditions. MedQuist is not a party to the MedQuist Exchange.

Forward-Looking Statements

This report contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, the industry in which we operate and other matters, as well as management’s beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects. For example, when we use words such as “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “will,” “opportunity,” “potential” or “may,” variations of such words or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. For a discussion of these risks, uncertainties and assumptions, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of MedQuist’s Annual Report on Form 10-K for the year ended December 31, 2009, entitled “Risk Factors” and discussions of potential risks and uncertainties in MedQuist’s subsequent filings with the Securities and Exchange Commission.

MedQuist Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenues	$102,933	$76,836	$274,442	$233,251
Operating costs and expenses:
Cost of revenues	68,427	52,768	185,350	157,993
Selling, general and administrative	9,352	7,930	28,169	25,819
Research and development	3,681	2,439	9,274	7,235
Depreciation	2,822	2,197	7,518	7,418
Amortization of intangible assets	3,394	1,518	8,229	4,533
Cost of legal proceedings and settlements	631	1,382	2,783	13,440
Acquisition and integration related charges	842	—	6,501	—
Restructuring charges	495	481	1,425	481

Total operating costs and expenses	89,644	68,715	249,249	216,919

Operating income	13,289	8,121	25,193	16,332
Equity in income of affiliated company	70	2,154	616	2,582
Interest income (expense)	(2,927)	(29)	(6,706)	36

Income before income taxes	10,432	10,246	19,103	18,950
Income tax provision	1,461	542	1,908	1,556

Net income	$8,971	$9,704	$17,195	$17,394

Net income per share:
Basic	$0.24	$0.26	$0.46	$0.46

Diluted	$0.24	$0.26	$0.46	$0.46

Weighted average shares outstanding:
Basic	37,556	37,556	37,556	37,556

Diluted	37,556	37,560	37,556	37,556

MedQuist Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
Unaudited
	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$21,894	$25,216
Accounts receivable, net of allowance of $3,305 and $3,159, respectively	65,026	43,627
Income tax receivable	35	772
Other current assets	9,311	4,940

Total current assets	96,266	74,555
Property and equipment, net	14,975	11,772
Goodwill	88,951	40,813
Other intangible assets, net	81,984	36,307
Deferred income taxes	1,525	1,396
Other assets	14,788	9,818

Total assets	$298,489	$174,661

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long term debt (subsequently refinanced)	$25,000	$—
Accounts payable	6,275	8,687
Accrued expenses	24,374	21,490
Accrued compensation	17,133	12,432
Current portion of lease obligations	1,229	—
Related party payable	6,681	1,362
Deferred revenue	10,762	10,854

Total current liabilities	91,454	54,825
Long term debt (subsequently refinanced)	68,898
Deferred income taxes	5,419	3,240
Other non-current liabilities	874	1,848

Commitments and contingencies
Shareholders’ equity:
Common stock — no par value; authorized 60,000 shares;37,556 and 37,556 shares issued and outstanding, respectively	237,993	237,848
Accumulated deficit	(108,659)	(125,854)
Accumulated other comprehensive income	2,510	2,754

Total shareholders’ equity	131,844	114,748

Total liabilities and shareholders’ equity	$298,489	$174,661

MedQuist Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
Unaudited

	Nine months ended
	September 30,
	2010	2009
Operating activities:
Net income	$17,195	$17,394
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,747	11,951
Equity in income of affiliated company	(616)	(2,582)
Deferred income taxes	2,021	662
Stock option expense	145	144
Noncash interest expense	328	—
Provision for doubtful accounts	1,571	230
Loss on disposal of property and equipment	—	27
Changes in operating assets and liabilities:
Accounts receivable	(554)	6,847
Income tax receivable	733	(50)
Other current assets	(1,216)	3,467
Other non-current assets	869	(34)
Accounts payable	1,129	(351)
Accrued expenses and Related party payable	(6,910)	(3,744)
Accrued compensation	878	2,959
Deferred revenue	(170)	(4,107)
Other non-current liabilities	(1,056)	168

Net cash provided by operating activities	$30,094	$32,981

Investing activities:
Purchase of property and equipment	(3,793)	(3,603)
Capitalized software	(3,806)	(1,846)
Investment in affiliated company	—	(852)
Acquisitions, net of cash acquired	(98,661)	—

Net cash used in investing activities	(106,260)	(6,301)

Financing activities:
Borrowing on credit line	100,000	—
Repayment of debt	(20,000)	—
Dividends paid	—	(49,949)
Debt issuance costs	(7,031)	(1,171)
Payments on lease obligations	(129)	—
Net cash provided by (used in) financing activities	72,840	(51,120)

Effect of exchange rate changes	4	199

Net decrease in cash and cash equivalents	(3,322)	(24,241)

Cash and cash equivalents — beginning of period	25,216	39,918

Cash and cash equivalents — end of period	$21,894	$15,677

Supplemental cash flow information:
Cash paid for income taxes	$(318)	$241

Accommodation payments paid with credits	$—	$103

Noncash debt incurred in connection with the Spheris acquisition	$13,570	$—

MedQuist Inc. and Subsidiaries
Reconciliation of GAAP financial measures to the non-GAAP measures
Adjusted EBITDA
(In thousands)
Unaudited

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income	$8,971	$9,704	$17,195	$17,394
Add: Income tax provision	1,461	542	1,908	1,556
Add (Less): Interest expense (income)	2,927	29	6,706	(36)
Add: Depreciation	2,822	2,197	7,518	7,418
Add: Amortization of intangible assets	3,394	1,518	8,229	4,533
Add: Restructuring charges	495	481	1,425	481
Add: Acquisition and integration related charges	842	—	6,501	—
Add: Cost of legal proceedings and settlements	631	1,382	2,783	13,440
Less: Accrual reversals	—	—	—	(2,254)
Less: Equity in income of affiliated company	(70)	(2,154)	(616)	(2,582)

Adjusted EBITDA	$21,473	$13,699	$51,649	$39,950

Adjusted EBITA as a % of Net revenue	20.9%	17.8%	18.8%	17.1%

The impact of cost savings and synergies resulting from the Spheris acquisition, which we have implemented since the Spheris acquisition are expected to yield $7.0 million of cost savings in the fourth quarter of 2010 representing an annualized savings of $28.0 million. Of these savings $4.0 million were realized during the three months ended September 30, 2010 and $4.9 million were realized in the nine months ended September 30, 2010.

Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with comparable GAAP measures, is useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way that management views financial results. Management believes Adjusted EBITDA is useful as supplemental measures of the Company’s financial results because it removes costs not related to the Company’s operating performance. Management believes that Adjusted EBITDA should be considered in addition to, but not as a substitute for items presented in accordance with GAAP that are presented in this press release. A reconciliation of Net income to Adjusted EBITDA is provided above.